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                                                                    EXHIBIT 10.7


                            COOPERATION AGREEMENT

This is a Cooperation Agreement between

Donlar Corporation (hereinafter called "Donlar") having an office at Bedford Park, Illinois, U.S.A.,

and

BASF Aktiengesellschaft (hereinafter called "BASF") having an office at 67056 Ludwigshafen, Germany.

WITNESSETH

WHEREAS, Donlar owns patents and know how about the application of polyaspartate products which are produced and marketed by Donlar in North America (the "Products") in the agricultural field as a nutrient absorption enhancer; and

WHEREAS, BASF has vast experience in the production, sales and application of fertilizers and is able to test the effect of the Products as a nutrient absorption enhancer in field trials under European and other geographic conditions; and

WHEREAS, Donlar is interested in carrying out these trials to gain results under different climatic and soil conditions to optimize Product sales and application; and

WHEREAS, BASF agrees to conduct these field trials initially in Germany during the year 1997 and upon positive results in other regions to be defined during the remaining 5 year term of this Agreement; and

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WHEREAS, Donlar offers to BASF then mutual exclusive  distributorship for the
Products in Europe, and then on a region - by - region basis outside North America (USA, Canada and Mexico), wherever BASF decides after consultation with Donlar, that there is market potential and where BASF possesses or is able to establish the necessary marketing and distribution facilities for the Products as a nutrient absorption enhancer. "Mutual exclusive distributorship" means that Donlar is the exclusive supplier of Products to BASF, and BASF is the exclusive distributor of Product (except for North America and those regions where BASF declines distributorship); and

WHEREAS, Donlar and BASF desire to engage in a mutually beneficial business relationship based on close cooperation and frequent communication;

NOW THEREFORE, in consideration of the mutual terms and agreements hereinafter set forth, the parties hereto do hereby agree as follows:

1. TECHNICAL COOPERATION

1.1. The parties shall cooperate in the development of the Products as a nutrient absorption enhancer in the agricultural field (hereinafter referred to as the "Agreement Field") according to the following division of work:

a) DONLAR

aa) Donlar shall disclose to BASF during the term of this Agreement all its present and future technical and commercial expertise and know how in the Agreement Field in


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written and if necessary in oral form and grant BASF experts access to all relevant data.

bb) Donlar shall exercise its best efforts to speedily react on all suggestions made by BASF as a result of its field trials with the Products and adjust the Products to the requirements of the crops and the environmental, legal, applicational, commercial etc. requirements of the prospective markets.



b) BASF


aa) BASF shall disclose to Donlar during the term of this Agreement all its present and future technical and commercial expertise and know how in the Agreement Field correspondingly to Donlar's obligation.

bb) BASF shall carry out first in Germany and then in other regions outside North America in priority sequence of their market potential, field trials of the Products with crops jointly identified by the parties. The cost incurred by BASF in 1997 for such trials shall be borne by BASF.

If the Scientific Analysis for 1997 indicates that the results are less than satisfactory, the parties shall decide whether to terminate this Agreement or continue testing for one more year. If the parties renew testing for one more year the cost for the field trials of the Products in the different countries shall be equally shared by the parties.

1.2. The schedule for the cooperation in 1997 is attached hereto as Appendix 1. If, during the period of cooperation, the results of individual phases of this work require changes in the schedule the parties shall determine any such changes on a case-by-case basis.

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1.3. The parties shall establish an Executive Committee consisting of two members from Donlar and two members from BASF. One member from each group shall be of "officer" rank. The Executive Committee, operating through majority vote, shall decide all research projects, all research protocols, all business plans and resolve any problems. The Executive Committee shall meet or conference once per month, at alternating host sites.

1.4. Donlar shall be permitted to assist in and inspect all trials, to insure proper application and methodology.

1.5. The parties shall inform each other regularly of the results of their work on the AGREEMENT FIELD.

1.6. Each party shall retain sole responsibility for its work. If one of the parties contracts a third party to carry out its work, it does so in its own name and at its own expense, and will ensure that proper confidentiality arrangements are in place.

1.7. The parties shall carry out with utmost care and diligence all tasks pursuant to this Agreement. They shall base their work on the latest state of the art in science and technology that they have achieved.


2. ORGANIZATION OF TRIAL AND DEVELOPMENT WORK


2.1 BASF shall test the Product on multiple crops and in multiple geographical soil conditions. Each year new crops and new geographies and soil conditions shall be identified for testing.

2.2 At the end of each crop growing season a detailed scientific analysis shall be conducted on each test crop

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with respect to yield data, maturation, nutritional analysis, size of plant and applicational method (the "Scientific Analysis"). The Scientific Analysis shall be completed within two months after each crop growing season.

2.3 BASF will regularly report on its observations with regard to the test crops and the parties will discuss the consequences for the adaptation of the Products. Donlar will keep BASF informed on all its development work and will exercise its best efforts to satisfy all reasonable demands of BASF with regard to the adjustment of the Products to the physical and commercial requirements.

3. COMMERCIAL COOPERATION

3.1 Based on the results of the Scientific Analysis, the parties shall conduct a commercial feasibility study and decide whether the Product is "Viable" for commercial development for a particular crop in a particular region. This determination shall be made within one month after the preparation of the Scientific Analysis. "Viable" means that the Product has the potential to produce an acceptable return to the grower for a particular crop, given the fertility practices and yield data of the particular market and region, has the potential to be successfully marketed in the particular region with acceptable profit for both parties, and has the potential to be successfully registered for use and sale in the region with the appropriate regulatory authorities.

3.2 If the parties believe that the Product is Viable in a particular region, then, within three months after the determination of Viability, the parties shall agree on the terms and conditions of the mutually exclusive distributorship of BASF of the Products in the respective region.

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        Any such sole distributorship agreement shall be valid for a fixed period of 5 years starting with the first commercial sale of the Products for application as a nutrient absorption enhancer in the respective region and shall thereafter be automatically extended for further periods of 2 years unless terminated by either party by giving six (6) months prior notice to the end of the initial term or each subsequent term.

        Unless the parties agree otherwise the profits resulting from the sale of the Products in the Agreement Field shall be equally shared. In order to properly assess the profit each party shall disclose to the other party or a neutral chartered accountant firm acceptable to the other party its cost incurred in manufacturing, marketing and selling the Products.

The marketing policy will be decided by BASF upon consultation with Donlar.

Donlar will exercise its best efforts to ensure that the Products are available in sufficient quantities to meet the demand of the markets developed by BASF.

3.3 Products that are deemed to be Viable by the parties shall be registered for sale and use in the appropriate regions. Registrations shall be filed in the appropriate regulatory offices within three months after the determination of Viability.

3.4 If Donlar believes that, after giving BASF one crop growing season for testing or if BASF rejects to carry out such field trials, the Product is Viable for a particular region, and BASF believes, that it is not Viable Donlar shall have the right to commercially exploit the Product in


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such region, provided Donlar does not infringe on any trademark, design mark or service mark of any BASF product.

3.5 Joint inventions made by employees of both parties shall be the entitlement of both parties in equal parts. Unless the parties agree otherwise, joint inventions shall be applied for in the name of both parties. Before their filing the parties will reach an agreement in particular about the wording of these applications and the countries in which they will apply for property rights. Licenses to third parties shall be awarded by mutual consent between the parties. Affiliated companies as defined by 15 Aktiengesetz (German Corporation) Act and the U.S. Securities Exchange Act) are not considered to be third parties. In countries in which a party is not interested in applying for and/or maintaining such property rights, the other party shall be entitled to proceed alone in its own name and at its own expense.

    The parties expect and presume that all inventions will be joint inventions. If a party believes that it has made the invention independently from the know how disclosed to it by the other party, it shall have the burden of proof for the fact that its invention was not derived from the proprietory information received from the other party.

3.6 The parties shall grant each other licenses under any patents obtained for their inventions made independently from the other party in the AGREEMENT FIELD. The license fee shall be the lesser of 2 % of the net sales value of the licensed product or a lower license fee obtained from an unaffiliated third party.

4.  SECRECY AND PUBLICITY

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4.1. The parties shall ensure that its employees or third parties carrying out the work under this Agreement keep confidential any and all technical know-how and information to which the supplying party gives them direct or indirect access under this Agreement. They shall also ensure that no access to such information is granted to third parties without the supplying party's prior written consent. This secrecy obligation shall not apply to technical know-how and information


- of which the receiving party already had prior knowledge, and which did not come directly or indirectly from the supplying party, or from a third party under confidentiality with the supplying party,


- which is of public knowledge, provided that it became public knowledge without a violation of this secrecy obligation,


- which becomes legally available to the receiving party without an obligation to maintain secrecy,


- which the supplying party, through express written consent, has allowed to be passed on or made known.


4.2. The parties shall ensure that any manuscripts that their employees might prepare for publication, in which they report results of the research work under this Agreement, are submitted to the other party for review at least six
(6) weeks prior to publication, so that an application for patent rights for any inventions contained therein may be made in good time, and so that it may be ensured that such publications do not contain any information which is subject to the maintenance of secrecy pursuant to Article 4.1 above.



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4.3. Neither of the parties shall generate any press releases or otherwise induce media coverage concerning their cooperation under this Agreement without first obtaining the other party's written consent to any such press releases or the contents of any such media coverage.

5.   EFFECTIVE DATE AND TERM

5.1 This Agreement shall come into effect retroactively on March 1, 1997 under the condition precedent that the board of directors of BASF and Donlar, as required, have approved it, which approval shall be communicated forthwith to the other party. Each party may rescind this Agreement if the condition precedent has not been fulfilled by the end of May 1997.

This Agreement shall remain in force for five (5) years and terminate on February 28, 2002; provided, however, that either party may terminate it at the end of 1997, if it is not satisfied from the trial tests carried out in 1997 that the Products are Viable, or the parties have not agreed on a mutually exclusive distributorship agreement for the Products in Europe, unless the parties decide to extend the testing period for one more year; provided however that if Donlar terminates this Agreement because it thought the Products not Viable it shall give BASF the right of first refusal for its distributorship, if Donlar later on decides to market the Products in the Agreement Field.

5.2. During the term of this Agreement, the Agreement can be terminated by one party upon a breach by the other party of any of the terms and conditions of this Agreement.

5.3. Notwithstanding anything to the contrary contained herein, the Secrecy obligations contained in Section 4


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above shall expire ten (10) years after the termination of this Agreement.

6.   Force Majeure

Events or circumstances over which the parties have no control, especially all cases of force majeure, shall release the parties from fulfilling their obligations hereunder during the duration of the event and to the extent of its effects.

7.   Amendments

7.1. If one or more provisions of this Agreement should be invalid for any reason, the validity of the remaining provisions of this Agreement shall not be affected. The parties agree to replace such invalid provisions in the Agreement with new, valid provisions that correspond as closely as possible to the intended purpose of this Agreement.

7.2. Any amendments or supplements to this Agreement shall be effective only if agreed to in writing by both parties.

8.   Governing Law

This Agreement shall be construed according to the laws of the United Kingdom.

9.   Arbitration

Any disputes arising from this Agreement shall be settled under the provisions regarding conciliation procedures of the Conciliation and Arbitration Rules established by the London Chamber of Commerce. In the event that conciliation procedure fails, the case shall be submitted to the court
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of Arbitration of the London Chamber of Commerce for final decision pursuant to the said Conciliation and Arbitration Rules.

Frankfurt the 3rd day of April 1997


BASE Aktiengesellschaft Donlar Corporation



Jeff Erhardt    von Sponeck             Bernando Rico
Erhardt         von Sponeck             Rico